Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE DISTRIBUTION

Dated: October 25, 2007

Growth and Earnings Reported by Citizens Bancorp of Virginia

[Blackstone, Virginia] Citizens Bancorp of Virginia, Inc., the parent company of Citizens Bank and Trust Company, reported that at September 30, 2007 total assets of the Company had grown 3.2% to $290 million as compared to $281 million at December 31, 2006. Third quarter 2007 net income was $766 thousand or $0.32 per share, compared to earnings of $1.1 million or $0.45 per share for the third quarter of 2006. The earnings for the third quarter 2006 included a one-time recovery of a previously charged loan loss provision of $259 thousand, net of income taxes. Net income for the third quarter of 2006, excluding the provision recovery, would have been $831 thousand, or $0.34 per share, or $65 thousand greater than the third quarter 2007. Earnings for the nine months ended September 30, 2007 were $2.5 million or $1.02 per share, compared to $2.8 million or $1.13 per share for the same period of 2006. Earnings for the nine months ended September 30, 2006, excluding the provision recovery, would have been $2.5 million or $1.02 per share.

The return on average assets annualized for the first nine months of 2007 was 1.16%, which compares to 1.33% for the same period of 2006, or a decrease of 0.17%. The return on average stockholders’ equity for the first nine months of 2007 was 9.24%, a decrease of 1.47% from 10.71% for the same period in 2006. The results for 2007 reflect the effects of net interest margin pressure and the additional costs associated with the Bank’s newest banking office in South Hill that opened in November 2006. Similarly, the 2006 results reflect the effect of the one-time recovery of the loan loss provision. The 2006 results without the provision recovery would have produced a return on average assets of 1.23% or 0.07% more than the 2007 result of 1.16%, and the return on average equity was 9.96% or 0.72% more than the 2007 result of 9.24%.

Loans increased 5.18% to $208.5 million at September 30, 2007 as compared to $198.2 million at December 31, 2006. Funding the loan growth was accomplished by reducing investments by $2.0 million, from $51.7 million at December 31, 2006 compared to $49.7 million at September 30, 2007, and utilizing a portion of the $7.2 million growth in deposit account balances and in short-term borrowings. Deposit account balances at December 31, 2006 were $239.3 million and short-term borrowings were $4.4 million, as compared to $244.0 million and $6.9 million, respectively at September 30, 2007. The Bank’s short term borrowing balances of $6.9 million and $4.4 million at September 30, 2007 and at December 31, 2006, respectively, consisted of commercial overnight repurchase agreements.

In conjunction with supporting its ongoing loan growth, the Bank opened a loan production office at 201 Wylderose Commons in Midlothian, Virginia on October 22, 2007. The office located just off the Midlothian Turnpike at the Route 288 interchange is staffed by Deborah Henley, Vice President and Commercial Loan Officer. Ms. Henley was hired to serve the small to mid-sized businesses located in the greater Midlothian market. President and Chief Executive Officer Joseph D. Borgerding stated,

“Ms. Henley’s knowledge of the Midlothian market and extensive banking experience will provide our customers with significant flexibility and efficiency in meeting their banking needs. Joining the Midlothian market with the opening of this office is a logical expansion of our existing presence in Chesterfield County.”

Net interest income during the third quarter of 2007 totaled $2.710 million, a decrease of $20 thousand from $2.730 million for the same quarter in 2006. Interest and dividend income was $4.428 million or $272 thousand higher in the third quarter of 2007 as compared to the $4.156 million for the same period in 2006. Loan income was up $220 thousand in the 2007 third quarter at $3.845 million compared to $3.625 million in the same period in 2006. Higher liquidity levels in overnight and Federal funds balances was responsible for the additional $49 thousand in interest reported in the 2007 third quarter as compared to the same period in 2006. Higher interest expense costs in the three months ended September 30, 2007 is the result of the decline in net interest income for the current year when compared to the third quarter of 2006. Interest expense for deposit accounts and short-term borrowings for the three months ended September 30, 2007 was $1.718 million as compared to $1.426 million for the same period in 2006, or an increase of $292 thousand. The competition for deposit accounts in the Bank’s markets, with competitors offering above market interest rates on time deposits, had some impact on the net interest margin during the third quarter of 2007. However, as short-term interest rates begin to slowly decline, management believes that its existing strategy of diligent funds management will continue to mitigate the effects of these higher short-term interest rates. For the nine months ended September 30, 2007, net interest income totaled $8.134 million as compared to $8.117 million for the year earlier period, or an increase of $17 thousand. Interest and dividend income for the nine months ended September 30, 2007 was $13.067 million as compared to $12.084 million, or a $983 thousand increase over 2006. Interest expense for the year-to-date ended September 30, 2007 was $4.933 million or $966 thousand higher than $3.967 million for the same period in 2006.

The Bank has not needed to provide additional provision for the loan loss reserve during the first nine months of 2007. The need for additional provision from the increase in loan volume, during this period, was offset by the improvement in troubled loans. The improved performance of these trouble loans reduced or eliminated the need for the reserves set aside for these specific credits. For the same period in 2006, the Bank recognized a net recovery of prior loan loss provision totaling $320 thousand. The Allowance for Loan Losses at September 30, 2007 was $1.889 million or 90 basis points of total loans, as compared to $1.935 million or 96 basis points of total loans at December 31, 2006.

Non-interest income for the third quarter of 2007 was $585 thousand or $18 thousand less than the same quarter in 2006. The results, excluding non-recurring items such as gains on other real estate owned and investment gains, give a better indication of the core improvement in non-interest income over the previous year. Exclusive of the $40 thousand in investment securities gains for the third quarter of 2006, non-interest income would have been $563 thousand or $22 thousand less than $585 thousand for the third quarter of 2007, or a 3.9% increase for 2007 over 2006. A comparison of year-to-date non-interest income (exclusive of OREO and investment securities gains) would have indicated $1.722 million for the first nine months of 2007 or $124 thousand greater than the $1.598 million for the same period of 2006, or a 7.8% increase. The significant increases in the year-to-year comparison came from ATM fees, which are up $92 thousand, and non-deposit investment sales, which are up $42 thousand, as compared to the prior year.

Non-interest expenses for the third quarter of 2007 were $2.233 million, or an increase of 4.4% or $94 thousand from the same period in 2006. For the first nine months of 2007, non-interest expenses totaled $6.396 million, an increase of $121 thousand, or 1.9% greater than the same period in 2006. The year-over-year increase was primarily due to the addition of a new full-service banking office in

South Hill, Virginia, and ATM processing-related fees. Management continues to examine ways to improve operating efficiencies while maintaining a high level of service to our customers.

President and Chief Executive Officer Joseph D. Borgerding commented, “The results for the third quarter reflect the added strain of the unfavorable interest rate environment that Management fully anticipated, along with the added costs of the South Hill banking office. However, as reflected in our financial statements, the Company’s core earnings are stable while many banks have recently reported substantial decreases in net income for the third quarter.”

Citizens Bank and Trust Company was founded in 1873 and is the second oldest independent bank in Virginia. The Bank has eleven offices in the Counties of Amelia, Chesterfield, Mecklenburg, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights and one in the Town of South Hill, Virginia. The Bank also has a Loan Production Office located in Midlothian, Virginia. Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia and the Company’s stock trades on the OTC Bulletin Board under the symbol “CZBT”. Additional information on the Company is also available at its web site: www.cbtva.com.

Citizens Bancorp of Virginia, Inc. cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and its other filings with the Securities and Exchange Commission.

CONTACT:	Ronald E. Baron
SVP and Chief Financial Officer
Voice: 434-292-8100 or E-mail: Ron.Baron@cbtva.com

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Balance Sheet

(Dollars in thousands, except share data)

	September 30,	December 31,
	2007	2006
Assets	(Unaudited)

Cash and due from banks	$8,702	$8,318
Interest-bearing deposits in banks	2,741	653
Federal funds sold	2,438	4,114
Securities available for sale, at fair market value	49,037	51,078
Restricted securities	631	632
Loans, net of allowance for loan losses of $1,889
and $1,935	208,499	198,234
Premises and equipment, net	7,871	8,033
Accrued interest receivable	1,806	1,820
Other assets	8,208	8,033

Total assets	$289,933	$280,915

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest-bearing	$38,715	$38,085
Interest-bearing	205,295	201,258
Total deposits	$244,010	$239,343
Short term borrowings	6,863	4,368
Accrued interest payable	1,435	1,374
Accrued expenses and other liabilities	1,201	772
Total liabilities	$253,509	$245,857

Stockholders' Equity
Preferred stock, $0.50 par value; authorized 1,000,000 shares;
none outstanding	$-	$-
Common stock, $0.50 par value; authorized 10,000,000 shares;
issued and outstanding, 2,440,250	1,220	1,220
Additional paid-in capital	49	49
Retained earnings	35,956	34,654
Accumulated other comprehensive loss	(801)	(866)
Total stockholders' equity	$36,424	$35,057

Total liabilities and stockholders' equity	$289,933	$280,915

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Interest and Dividend Income
Loans, including fees	3,845	3,625	11,329	10,552
Investment securities:
Taxable	444	396	1,221	1,100
Tax-exempt	66	111	303	336
Dividends	9	9	25	32
Federal Funds sold	27	13	96	57
Other	37	2	93	7
Total interest and dividend income	4,428	4,156	13,067	12,084

Interest Expense
Deposits	1,661	1,369	4,782	3,816
Short term borrowings	57	57	151	150
Total interest expense	1,718	1,426	4,933	3,967

Net interest income	2,710	2,730	8,134	8,117

Provision for loan losses	0	(355)	0	(320)

Net interest income after provision
for loan losses	2,710	3,085	8,134	8,437

Noninterest Income
Service charges on deposit accounts	311	306	911	941
Net gain on sales of securities	-	40	-	40
Net gain on sales of loans	20	25	80	70
Net gain on sale of OREO	-	-	15	77
Income from bank owned life insurance	74	67	212	194
ATM fee income	104	76	296	204
Other	76	89	223	188
Total noninterest income	585	603	1,737	1,715

Noninterest Expense
Salaries and employee benefits	1,286	1,188	3,758	3,548
Net occupancy expense	145	127	414	391
Equipment expense	191	200	518	571
Other	611	624	1,706	1,765
Total noninterest expense	2,233	2,139	6,396	6,275

Income before income taxes	1,062	1,549	3,475	3,877

Income taxes	296	462	994	1,124

Net income	766	1,087	2,481	2,754
Earnings per share, basic & diluted	0.32	0.45	1.02	1.13